Exhibit 4.39

Execution Copy

[Note: Translation from the original agreement in Chinese]

Amended and Restated Domain Name License Agreement

This Amended and Restated Domain Name License Agreement (the “Agreement”) is entered into as of December 26, 2012 in Beijing between the parties listed below.

Party A: eLongNet Information Technology (Beijing) Co., Ltd.
Legal Address:	10 Jiuxianqiao Street, Chaoyang District Beijing
Legal Representative:	CUI Guangfu

Party B: Beijing eLong Information Technology Co., Ltd.
Legal Address:	Xingke Plaza, Tower C, 2nd Floor, 10 Jiuxianqiao Middle Road, Beijing
Legal Representative:	CUI Guangfu

Each party hereto is referred to as a “Party” and together as the “Parties”.

WHEREAS:

1.    Party A is a wholly foreign-owned enterprise registered under the laws of the People’s Republic of PRC (the “PRC”), Party A is the owner of the registered domain names listed in Appendix 1 of this Agreement;

2.    Party B is a limited liability company registered under the laws of the PRC;

3.    Party A desires to license the Domain Names to Party B in accordance with the terms and conditions set forth herein, and Party B wishes to accept the license on the terms and conditions set forth herein.

4.    Both parties signed a Domain Name License Agreement on August 22, 2003 and an amendment thereto on July 20, 2004, and now wish to further amend and restate the agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

Chapter One    License for Registered Domain Names

1.    During the period of validity of this Agreement (the “Term”) , Party A hereby grants a license to Party B for use of the registered domain names, and Party B hereby accepts the license to use the registered domain names.

2.    Party B understands and accepts that Party A is the owner of the domain names; under this agreement, Party A is only licensing Party B to use the Domain Names and is not transferring them to Party B.

3.    Party A is responsible for carrying out the procedures of the domain name registration organizations and making timely payment of the relevant fees for the domain names, and ensuring the Domain Names can be normally and lawfully used.

4.    Party A should notify Party B at least 10 days in advance if something occurs, such as alteration or cancellation of Party A’s domain names, or anything which will affect the lawful and normal use of the domain names.

5.    Party B should not intervene Party A’s related rights as the owner of the registered Domain Names, includes but not limited to:

(1)    Party A’s choice or change of domain name registry organizations; and

(2)    Party A’s right to license the domain names to any third party for use.

6.    Party B shall ensure that the use of the domain names will not violate the lawful rights of third parties, and be responsible for any damages cause by such violation.

7.    Party B shall pay license fees to Party A according to the terms stipulated in Chapter 2 hereof.

Chapter Two    Payment Terms

1.    Party B agrees to pay license fees to Party A; Party A shall determine the amount of such fees in accordance with market prices; however, Party A shall have the right to unilaterally adjust the fees without the consent of Party B.

2.    Party B shall pay the license fees to Party A quarterly according to the form of payment stipulated by two parties.

Chapter Three.    Representations and Warranties

 1.    Party A represents and warrants as follows, within any time of the signing day and period of this Agreement:

(1)    Party A is a limited liability company duly registered and validly existing under the company law of the PRC and with good operation record, Party A has all lawful rights and necessary power and authorization to sign and deliver this agreement, and fully perform the obligations under this agreement and accomplish the transactions stipulated in this Agreement.

(2)    Party A has finished all necessary company actions and obtained all proper authorizations to sign and perform this Agreement. The obligations in this agreement will become lawful, validly and binding after signing by Party A, and shall be enforceable against Party A.

 (3)   Party A is not required to make application to or obtain any government approval to enter into and deliver this Agreement, to perform the obligations under this Agreement, and to complete the transactions stipulated herein.

(4)    Party A’s signature and delivery of this Agreement, performance of the obligations under this Agreement and accomplishment of the transaction stipulated in this Agreement, will not: (1) cause the violation of Party A’s articles of association or other organizational documents; (2) cause the violation of any agreement, contract or charter entered into by Party A; (3) cause the violation of any judgment, verdict or order made by court or government related to Party A; or (4) require any consent of other person.

(5)    There is no agreement, contract or arrangement that will interfere with the signature and performance of this Agreement by Party A, or any debt or potential debt Party A has not disclosed to Party B that will interfere with the signature and performance of this Agreement.

 2.    Party B represents and warrants as follows, within any time of the signing day and period of this Agreement:

(1)    Party B is a limited liability company duly registered under the laws of the PRC, validly existing and with good operation record. Party B has all lawful rights and necessary power and authorization to sign and deliver this Agreement, and to fully perform the obligations under this Agreement and to accomplish the transactions stipulated in this Agreement.

(2)    Party B has finished all necessary company actions and acquired all proper and valid authorizations to sign and perform this Agreement. This Agreement shall constitute the lawful, valid and binding obligation of Party B after the signature, and it can be enforced against Party B in accordance with its terms.

(3)    Party B is not required to make application to or obtain any government approval to enter into and deliver this Agreement, to perform the obligations under this Agreement, and to complete the transactions stipulated herein.

(4)    Party B’s signature and delivery of this Agreement, performance of the obligations under this Agreement and accomplishment of the transaction stipulated in this Agreement, will not: (1) cause the violation of Party B’s articles of association or other organizational documents; (2) cause the violation of any agreement, contract or charter entered into by Party B; (3) cause the violation of any judgment, verdict or order made by court or government related to Party B; or (4) require any consent of other person.

(5)    There is no agreement, contract or arrangement that will interfere with the signature and performance of this Agreement by Party B, or any debt or potential debt Party B has not disclosed to Party A that will interfere with the signature and performance of this Agreement.

(6)    Party B will not register with any domain name registry any domain names which are similar to the registered domain names.

(7).   Without the prior written consent of Party A, Party B shall not grant a sub-license for the use of any of the registered domain names.

Chapter Four.    Confidentiality

1.    Each Party to this Agreement shall protect and maintain the confidentiality of any confidential data and information (“Confidential Information”) acquired from the other Party through signing and performing this Agreement. Without the prior written consent of the other Party, neither Party shall disclose any Confidential Information to any third party, unless the disclosure is required by law, or by enforceable orders of court and related government department. In the situation, the Party required to disclose the Confidential Information shall notify the other party immediately, and take all possible measures to keep the disclosure in the scope as small as possible, and proclaim the disclosed persons the obligation of confidentiality.

2.    Upon the termination of this Agreement, each Party shall, at the other Party’s request, return any document, material, database, equipment or software containing the Confidential Information to the other Party; if the return becomes impossible for any reason, the Party shall destroy all the Confidential Information or delete the Confidential Information from any memory devices. No party can keep using any Confidential Information in any way after the termination of this Agreement.

3.    There is no time limit to the Confidentiality stipulated in this Article 4, and it will survive after the termination of this Agreement, unless the Confidential Information is open to the public, and the disclosure of the Confidential Information was not due to the breach of contract by any Party.

Chapter Five    Date and Term

1.    This Agreement shall be effective as of the date of signature, until terminated in accordance with Article 5.2. Other than as set forth in Article 5.2, the Term shall be 20 years, which shall be automatically renewed for additional 20 year terms, and such renewals may be without limit.

2.    Termination. During the Term, this agreement may be unilaterally terminated by Party A by providing notice to Party B. Under no circumstances, can Party B terminate this contract.

The termination of this Agreement shall not affect any right or obligation of any party of the agreement.

Chapter Six.    Other Provisions

1.    All notices or other communications under this Agreement are required to be given in written (include faxes) and shall be delivered to the address set forth below or the address specified by one party in written by EMS or fax. If the notices and communications are delivered by EMS, they will become effective seventy two (72) hours after the delivery to the EMS company; if the notices and communications are delivered by fax, they will become effective twenty four (24) hours after sending.

Party A:	eLongNet Information Technology (Beijing) Co., Ltd.
Addressee:	CUI Guangfu
Address:	10 Jiuxianqiao Street, Chaoyang District Beijing
Phone Number:	(86-10) 58602288
Fax Number:	(86-10) 64366019

Party B:	Beijing eLong Information Technology Co., Ltd.
Addressee:	CUI Guangfu
Address:	Xingke Plaza, Tower C, 2nd Floor, 10 Jiuxianqiao Street, Beijing
Phone Number:	(86-10) 58602288
Fax Number:	(86-10) 64366019

2.    This Agreement is binding on the Parties and their respective successors and the permitted assigns, and this Agreement is signed for the rights of these persons only.

3.    Arbitration

(1)    Any dispute, controversy or claim arising from this Agreement or relating to this Agreement (including any issue relating to the existence, validity or termination of this Agreement) should be submitted to PRC International Economic and Trade Arbitration Commission (the “Arbitration Commission”). Arbitration Commission shall conduct arbitration in accordance with the current effective rules of Arbitration application. The arbitration award shall be final and binding upon both parties.

(2)    Arbitration Place shall be Beijing.

(3)    Arbitration language shall be Chinese.

(4)    The arbitral panel shall be composed of three arbitrators. Each Party should respectively appoint an arbitrator, the chairman of the arbitral panel shall be appointed by both parties through consultation. In case both parties do not agree on the person selected for the chief arbitrator within twenty days from the date of their respective arbitral appointments, the director of the Arbitration Commission shall have the right to appoint the chief arbitrator. The chief arbitrator shall not be a Chinese citizen or United States citizen.

(5)    Both parties agree that the court of arbitration established according to the regulation shall have the right to provide effective relief in accordance with PRC law (including but not being limited to Law of Contract of the People’s Republic of China). For the avoidance of doubt, both parties confirm that any court having jurisdiction (including PRC courts) may carry out performance of the arbitral award.

(6)    Both parties agree to conduct arbitration in accordance with this Section, and irrevocably waive the right to appeal, reexamine or prosecute to national court or other judicial body in any form, subject to the effectiveness of this waiver. However the waiver of both parties does not include any post-arbitration injunction, post-arbitration distress warrant or other command issued by any court having jurisdiction (including PRC Court) for terminating the arbitration procedure or carrying out any arbitral award.

4.    Any matters not included herein, may be addressed by the Parties through supplemental agreements. Party A may unilaterally amend or supplement this Agreement, and Party B shall unconditionally assist and sign any new agreements reflecting such amendments or supplements. Any amendment, modification, supplement and appendix to this Agreement shall be part of this Agreement, and shall have the same legal effect as this Agreement.

5.    This Agreement is severable; the invalidation or unenforceability of any stipulation will not affect the validity and enforceability of other stipulations.

6.    When one party does not exercise or delays exercising any right or remedy for breach of contract under this Agreement, it does not mean to waive such right or remedy; when one party exercises once or exercises part of any right or remedy for breach of contract under this Agreement, it does not mean to prevent the party to exercise again or further exercise such right or remedy. One party’s waiver of right according to this Agreement may add any term it thinks appropriate. Any waiver is effective only once and for the special item.

7.    All topics in this Agreement are set only for convenience, and they should not be deemed part of this Agreement.

 8.     This Agreement amends and restates all prior domain name license agreements between the Parties (the “Prior Agreements”). In the event of any conflict between the terms of this Agreement and the Prior Agreements, this Agreement shall prevail.

8.    This Agreement is executed in duplicate originals, each party holds one, and each copy has the same legal effect.

Chapter Seven     Third Party Claims

1.    Infringement of Third Party Rights

If Party B uses any registered domain name in accordance with the regulations of this Agreement, and is accused or charged by a third party of using an invalid domain name or violating the right of the third party;

(1)    Party B shall immediately inform Party A in writing of the relevant claim;

(2)    Party B shall not make any promise or compromise with the third party, without the prior written approval of Party A;

(3)    Party B shall immediately allow Party A to conduct any negotiation and any litigation in order to resolve the relevant lawsuit.

(4)    According to the reasonable requirement of Party A, Party B shall provide Party A with any information and reasonable assistance; and

(5)    If Party B violates any provision of this Agreement, Party A need not to bear any compensation, Party B shall take the responsibility to compensate the relevant damage by itself.

2.    Infringement by Third Parties

If any third party uses a registered domain name without authorization or uses a domain name identical to or similar with the registered domain name:

(1)    In case Party B hears of any unauthorized usage, Party B shall immediately inform Party A;

(2)    Both parties should jointly discuss whether to take legal action with respect to the unauthorized use. For the avoidance of doubt, Party B agrees not to compromise with any third party without the prior written approval of Party A.

(3)    In case both parties agree to take joint legal action regarding the usage of unlicensed domain names, the relevant expenses and damage compensation should be shared in equal amount. In case Party B decides not to submit lawsuit on the matters regulated in Article 7.2, Party A shall decide for itself to submit the lawsuit by itself or the relevant enterprises, and pay the relevant expenses, Party B shall use all best efforts to assist Party A to conduct the aforementioned legal actions; and

(4)    All compensation obtained from any legal action regarding improper use of Party A’s domain names shall be kept by Party A.

[Remainder of page left blank]

[Signature page for Amended and Restated Domain Name License Agreement]

eLongNet Information Technology (Beijing) Co., Ltd
Signature of Authorized representative:	/s/ Guangfu Cui
Official Seal: [seal of eLongNet Information Technology (Beijing) Co., Ltd.]

Beijing eLong Information Technology Co., Ltd
Signature of Authorized representative:	/s/ Guangfu Cui
Official Seal: [seal of Beijing eLong Information Technology Co., Ltd.]

- 8 -